                                                                    Exhibit 99.1

                                BNS HOLDING, INC.
                         25 ENTERPRISE CENTER, SUITE 104
                         MIDDLETOWN, RHODE ISLAND 02842

                              FOR IMMEDIATE RELEASE

                 BNS CONFIRMS AGGREGATION OF FRACTIONAL SHARES

      MIDDLETOWN, RHODE ISLAND, JULY 27, 2007 -- BNS Holding, Inc. (OTCBB:BNSIA)
(the "Company") confirms that the Company has elected to require banks, brokers or other nominee to aggregate any fractional shares within the Depository Trust
Company totals upon the consummation of the Company's proposed 200-for-1 reverse stock split immediately followed by a 1-for-200 forward stock split (the
"Reverse/Forward Stock Split") scheduled to take effect on August 2, 2007. As a result, the Company need not provide for cash payout to any stockholders holding shares of Common Stock in street name (such as a bank, broker or other nominee).
In addition, stockholders holding their shares in street name would retain the same number of shares they held immediately prior to the Reverse/Forward Stock
Split. Following the consummation of the Reverse/Forward Stock Split, the
Company intends to cease the listing and trading of the Company's Class A Common
Stock, $.01 par value per share and Preferred Stock Purchase Rights on the
Boston Stock Exchange and cease to be a reporting company pursuant to Sections
12(b) and 12(g) of the Securities and Exchange Act of 1934, as amended.

      This press release contains forward-looking statements, as defined in the
Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of assumptions, risks, and uncertainties that could cause the actual results of the Company to differ materially from those matters expressed in or implied by such forward-looking statements. They involve known and unknown risks, uncertainties, and other factors, which are in some cases beyond the control of the Company, including whether it will be able to acquire a business or operate it profitably. Additional information regarding these risk factors and uncertainties is described more fully in the Company's SEC filings.
A copy of all filings may be obtained from the SEC's EDGAR web site,
WWW.SEC.GOV, or by contacting: Kenneth Kermes, President and Chief Executive
Officer or Terry Gibson, CFO, telephone (401) 848-6300. Further information regarding the Company can be found at the Company's web site,
WWW.COLLINSIND.COM.

                                       END